Exhibit (h)(4)(j)
Exhibit A
Pacific Life Funds Sub-Administration and
Accounting Services Agreement dated August 1, 2001
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Value Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Growth Fund
PL Small-Cap Vaue Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Large-Cap Value Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
Effective: July 1, 2007

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa
Name:	Howard Hirakawa
Title:	Vice President

Received and Acknowledged by PFPC INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Sr. Vice President